INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)

                                   EXHIBIT C(1)




                 INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                              (FORMERLY: SHC INC.)


                        CONSOLIDATED FINANCIAL STATEMENTS


                             AS OF DECEMBER 31, 2001


                                 IN U.S. DOLLARS




                                      INDEX




                                                                   PAGE
                                                          ----------------------

REPORT OF INDEPENDENT AUDITORS                                      C-2

CONSOLIDATED BALANCE SHEETS                                      C-3 -C- 4

CONSOLIDATED STATEMENTS OF OPERATIONS                               C-5

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY                   C-6

CONSOLIDATED STATEMENTS OF CASH FLOWS                               C-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      C-8 - C-19





                              - - - - - - - - - - -

----------------

(1) Please see Lil Marc's Form 10-KSB and 10-QSB accompanying this
Information Statement for copies of Lil Marc's Audited Financial Statements for the fiscal year ended December 31, 2001 and Lil Marc's Unaudited Interim Financial Statements for the three months ended June 30, 2002.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


ERNST & YOUNG                                            Kost Forer & Gabbay
                                                         3 Aminadav St.
                                                         Tel-Aviv 67067,
                                                         Israel




                         REPORT OF INDEPENDENT AUDITORS

                             TO THE SHAREHOLDERS OF

                            INKSURE TECHNOLOGIES INC.
                              (FORMERLY: SHC INC.)




     We have audited the accompanying consolidated balance sheets of Inksure Technologies Inc. ("the Company") and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.




Tel Aviv, Israel                                 KOST, FORER & GABBAY
March 27, 2002                          A Member of Ernst & Young International

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

                                                                            INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                      (FORMERLY: SHC INC.)



CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                                    DECEMBER 31,
                                                                                           -------------------------------
                                                                                               2001             2000
                                                                                           --------------  ---------------
     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                                      $  2         $  156
   Trade receivables                                                                               312              -
   Other accounts receivable and prepaid expenses (Note 3)                                         208             44
   Inventories                                                                                     213              -
                                                                                           --------------  ---------------

Total current assets                                                                               735            200
                                                                                           --------------  ---------------


SEVERANCE PAY FUND                                                                                  68             38
                                                                                           --------------  ---------------

PROPERTY AND EQUIPMENT, NET (Note 4)                                                               399            119
                                                                                           --------------  ---------------

Total assets                                                                                  $  1,202         $  357
                                                                                           ==============  ===============





The accompanying notes are an integral part of the consolidated financial statements.



                                                                            INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                      (FORMERLY: SHC INC.)



CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AMOUNTS)


                                                                                                DECEMBER 31,
                                                                                       --------------------------------
                                                                                           2001              2000
                                                                                       --------------   ---------------
     LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
   Short-term bank credit (Note 5)                                                          $  410             $  -
   Trade payables                                                                              326              149
   Employees and payroll accruals                                                              192              117
   Accrued expenses and other liabilities (Note 6)                                             515              648
                                                                                       --------------   ---------------

Total current liabilities                                                                    1,443              914
                                                                                       --------------   ---------------

LONG-TERM LIABILITIES:
   Long-term loan from related party (Note 7)                                                1,730            2,242
   Accrued severance pay                                                                        85               44
                                                                                       --------------   ---------------

Total long-term liabilities                                                                  1,815            2,286
                                                                                       --------------   ---------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)

SHAREHOLDERS' DEFICIENCY:
   Share capital (Note 9):
     Ordinary shares of $0.01 par value -
       Authorized: 10,000,000 shares as of December 31, 2001 and 2000;
       Issued and outstanding: 5,709,066 shares as of December 31, 2001
       and 5,000,000 as of December 31, 2000                                                    57               50
   Receipts on account of shares                                                               250                -
   Additional paid-in capital                                                                1,149                -
   Deferred stock compensation                                                                (219)               -
   Accumulated other comprehensive income                                                      118              118
   Accumulated deficit                                                                      (3,411)          (3,011)
                                                                                       --------------   ---------------

Total shareholders' deficiency                                                              (2,056)          (2,843)
                                                                                       --------------   ---------------

                                                                                          $  1,202           $  357
                                                                                       ==============   ===============


            March 27, 2002                                                                   /s/ Yaron Meerfeld
---------------------------------------                                            ---------------------------------------
       Date of approval of the                                                                 Yaron Meerfeld
         financial statements                                                             Chief Executive Officer


The accompanying notes are an integral part of the consolidated financial statements.




                                                                            INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                      (FORMERLY: SHC INC.)



CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                               YEAR ENDED
                                                                                              DECEMBER 31,
                                                                             -----------------------------------------------
                                                                                 2001            2000             1999
                                                                             --------------  --------------   --------------


Revenues                                                                        $  1,770          $  139             $  -
Cost of revenues                                                                      43              -                 -
                                                                             --------------  --------------   --------------

Gross profit                                                                       1,727              -                 -
                                                                             --------------  --------------   --------------

Operating expenses:
   Research and development                                                          874             665             244
   Selling and marketing                                                             751             764               -
   General and administrative                                                        573             434             101
                                                                             --------------  --------------   --------------

Total operating expenses                                                           2,198           1,863             345
                                                                             --------------  --------------   --------------

Operating loss                                                                       471           1,724             345
Financial expenses (income), net (Note 11)                                           (71)            141              48
                                                                             --------------  --------------   --------------

Net loss                                                                          $  400        $  1,865          $  393
                                                                             ==============  ==============   ==============





The accompanying notes are an integral part of the consolidated financial statements.



                                                                            INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                      (FORMERLY: SHC INC.)

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY
------------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                        ACCUMULATED
                                               RECEIPTS     ADDITIONAL     DEFERRED         OTHER                          TOTAL
                                     SHARE    ON ACCOUNT     PAID-IN         STOCK      COMPREHENSIVE    ACCUMULATED   SHAREHOLDERS'
                                    CAPITAL    OF SHARES     CAPITAL     COMPENSATION       INCOME         DEFICIT      DEFICIENCY
                                   -------------------------------------------------------------------------------------------------

Balance as of January 1, 1999        $  - *)       $  -         $  -         $  -          $  118         $  (753)       $  (635)
  Net loss                                 -          -            -            -               -            (393)          (393)
                                   ------------------------------------------------------------------------------------------------

Balance as of December 31, 1999         - *)          -            -            -             118          (1,146)        (1,028)
  Issuance of Ordinary shares             50          -            -            -               -               -             50
  Net loss                                 -          -            -            -               -          (1,865)        (1,865)
                                   ------------------------------------------------------------------------------------------------

Balance as of December 31, 2000           50          -            -            -             118          (3,011)        (2,843)
  Issuance of Ordinary shares              7          -            -            -               -               -              7
  Deferred stock compensation              -          -          219         (219)              -               -              -
  Receipts on account of shares            -        250            -            -               -               -            250
  In respect of transactions
    between the Company and
    Supercom Ltd.                          -          -          930            -               -               -            930
  Net loss                                 -          -            -            -               -            (400)          (400)
                                   ------------------------------------------------------------------------------------------------

Balance as of December 31, 2001        $  57     $  250     $  1,149      $  (219)         $  118       $  (3,411)     $  (2,056)
                                   =================================================================================================

*) Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.



                                                                            INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                      (FORMERLY: SHC INC.)



CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS
                                                                                               YEAR ENDED
                                                                                              DECEMBER 31,
                                                                             -----------------------------------------------
                                                                                 2001            2000             1999
                                                                             --------------  --------------   --------------
Cash flows from operating activities:
Net loss                                                                         $  (400)      $  (1,865)         $  (393)
Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation                                                                       42              17                7
   Accrued severance pay, net                                                         11               3               (4)
   Increase in trade receivables                                                    (312)              -                -
   Increase in other accounts receivable and prepaid expenses                       (164)            (34)              (3)
   Increase in inventories                                                          (213)              -                -
   Increase in trade payables                                                        177             102               27
   Increase in employees and payroll accruals                                         75              88               17
   Increase (decrease) in accrued expenses and other liabilities                    (133)            637               11
                                                                             --------------  --------------   --------------

Net cash used in operating activities                                               (917)         (1,052)            (338)
                                                                             --------------  --------------   --------------

Cash flows from investing activities:
Purchase of property and equipment                                                  (129)            (81)             (14)
                                                                             --------------  --------------   --------------

Net cash used in investing activities                                               (129)            (81)             (14)
                                                                             --------------  --------------   --------------

Cash flows from financing activities:
Short-term bank credit, net                                                         410             (36)            (159)
Proceeds from long-term loans                                                       225           1,325              511
Issuance of shares                                                                    7               -                -
Receipts on account of shares                                                       250               -                -
                                                                             --------------  --------------   --------------


Net cash provided by financing activities                                           892           1,339              352
                                                                             --------------  --------------   --------------

Increase (decrease) in cash and cash equivalents                                   (154)            156                -
Cash and cash equivalents at the beginning of the year                              156               -                -
                                                                             --------------  --------------   --------------

Cash and cash equivalents at the end of the year                                   $  2          $  156             $  -
                                                                             ==============  ==============   ==============

Non-cash transactions:
Sale of subsidiary in consideration of a loan remission and
   property and equipment                                                        $  930            $  -             $  -
                                                                             ==============  ==============   ==============

Issuance of shares                                                                 $  -           $  50             $  -
                                                                             ==============  ==============   ==============

Supplemental disclosure of cash flows information:
Cash paid during the year for:
   Interest                                                                       $  25            $  4            $  14
                                                                             ==============  ==============   ==============

The accompanying notes are an integral part of the consolidated financial statements.


                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 1:-      GENERAL

              a. Inksure Technologies Inc. (Formerly: SHC Inc.) ("the Company") was incorporated in Delaware in the United States on May 8, 2000. The Company is a subsidiary of Supercom Ltd. ("the parent company"), an Israeli company listed on the NASDAQ Europe that serves as a holding company for the companies operating in the United States. The Company holds two subsidiaries as of December 31, 2001 (one of the subsidiaries, Inksure RF Inc., is inactive).

              b. Inksure Inc., a subsidiary which was established in May 2000, in Delaware in the United States, develops, markets and customizes security technologies that verify and protect data and product authenticity by using coded ink, recognized by special decoders, to mark variable data and personalized documents and products using digital and impact printing. The Company has also developed a new technology, combining secured digital printing with the power of the Internet, to provide Tracking, Tracing and Authentication (TT&A) for brand protection. Inksure's security solutions are used for financial documents, labels and packaging, government ID documents, transportation, tickets and access control, as well as for CD and DVD authentication.

                   Inksure Ltd. was established in December 1995 by Supercom Ltd. On May 10, 2000 Supercom Ltd. transferred Inksure Ltd. to Inksure Inc., so that Inksure Ltd. became a subsidiary of Inksure Inc.

                   This transaction, which resulted in a combination of entities under common control, was accounted for on a basis similar to that of pooling of interests. Accordingly, the financial statements of the Company for all the periods prior to May 2000 have been prepared using the historical carrying cost of the assets and liabilities of Inksure Ltd., transferred to Inksure Inc. and its historical results of operations.

              c. Kromotek Inc. was established in August 2000 in the United States as a subsidiary of the Company. Kromotek Inc. has a wholly-owned subsidiary in Israel, Kromotek Ltd., which provides research and development services for Kromotek Inc.

                   On December 31, 2001, the Company sold Kromotek Inc. to Supercom Ltd., in consideration of a loan remission in the amount of $737, and the sale of property and equipment in the carrying amount of $193. The loan remission and sale of property and equipment were recorded as additional paid-in capital.

                   The spin-off transaction resulted in a change in the reporting entity, and the Company restated its historical financial statements, in order to reflect financial information for all periods, for the new reporting entity, as if the Company had not invested in the subsidiary, in accordance with paragraph 34 of APB Opinion No. 20. The effect of the spin off transaction resulted a decrease in net loss of $300 and $400 for the years ended December 31, 2001 and 2000, respectively.

              d. Genodus Inc. was established in April 2000 in the United States as a subsidiary of the Company.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTE 1:-      GENERAL (CONT.)

                   Genodus Ltd. was established in 1999 by Supercom Ltd. In April 2000, Supercom Ltd. sold Genodus Ltd. to Genodus Inc., in consideration of $10.

                   During June 2001, the Company sold Genodus Inc. to Supercom Ltd. in consideration of $10.

                   The spin-off transaction resulted in a change in the reporting entity, and the Company restated its historical financial statements, in order to reflect financial information for all periods, for the new reporting entity, as if the Company had not invested in the subsidiary, in accordance with paragraph 34 of APB Opinion No. 20. The effect of the spin off transaction resulted a decrease in net loss of $1,198 and $1,227 for the years ended December 31, 2001 and 2000, respectively.

              e. The Company is devoting substantially all of its efforts toward conducting research, development and marketing activities. The Company's activities also include recruiting personnel. In the course of such activities, the Company has sustained operating losses. The Company has not generated sufficient revenues and has not achieved positive cash flows from operations. The Company's accumulated deficit aggregated to $3,411 as of December 31, 2001. The Company has a working capital deficiency as of December 31, 2001 of $658 and shareholder's deficiency of $2,056.

                   The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                   The Company plans to continue to finance its operations with a combination of stock issuance and private placements and, in the longer term, revenues from services and projects. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its services and projects.

              f. Concentration of credit risk that may have a significant impact on the Company:

                   The Company derived most of its revenues from one customer. Revenues derived from the largest customer represent 94% of the Company's revenues for the year ended December 31, 2001.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 2:-      SIGNIFICANT ACCOUNTING PRINCIPLES

              The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

              a.   Use of estimates:

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

              b.   Financial statements in U.S. dollars:

                   A majority of the subsidiaries' sales is made in United States dollars. In addition, a substantial portion of the subsidiaries' costs is incurred in dollars. Since the dollar is the primary currency in the economic environment in which the subsidiaries operate, the dollar is their functional and reporting currency.

                   Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

                   Through 1999, the financial statements of Inksure Ltd., whose functional currency is not the U.S. dollar, have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting translation adjustments are reported as a component of shareholders' equity in other comprehensive income. Effective January 1, 2000, the subsidiary adopted the U.S. dollar as its functional currency.

              c.   Principles of consolidation:

                   The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

              d.   Cash equivalents:

                   The Company considers highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 2:-      SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

              e.   Inventories:

                   Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence. Cost is determined as follows:

                   Raw materials, parts and supplies - using the "first-in, first-out" method.

              f.   Property and equipment:

                   Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:

                                                                        %
                                                               ----------------

                     Computers and peripheral equipment             20 - 33
                     Office furniture and equipment                  6 - 20
                     Leasehold improvements                    over the term of
                                                                 the lease

                   The Company and its subsidiaries periodically assess the recoverability of the carrying amount of property and equipment and provide for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets To Be Disposed Of". As of December 31, 2001, no impairment losses have been identified.

              g.   Severance pay:

                   The liability of the Israeli subsidiary for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. The Company records as expenses the net increase in its funded or unfunded severance liability. Employees are entitled to one month salary for each year of employment, or a portion thereof. The Company's liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. Deposits with severance pay funds and insurance policies are under the control of the Company. The value of these policies was recorded as an asset in the Company's balance sheet.

                   The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

                   Severance expenses for the years ended December 31, 1999, 2000 and 2001, amounted to $11, $26 and $41, respectively.

              h.   Revenue recognition:

                   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 during the fourth quarter of 2000. The adoption did not have an effect on the consolidated results of operations or financial position.

                   Revenues in respect of sales of raw materials, parts and supplies are recognized when the following criteria are met:

                   1.    Persuasive evidence of an arrangement exists.
                   2.    Delivery has occurred.
                   3.    The fee is fixed or determinable.
                   4.    Collectibility is probable.

                   Deferred revenues include amounts received from customers for which revenues have not been recognized.

                   The company signed its first contract in the third quarter of 2000. Under this agreement, the customer will have the right to market the company's products worldwide in packaging until the end of 2003. This contract represents a potential $14,000 revenue for Inksure over three years. According to the agreement, the Company granted to the customer the exclusive right and an exclusive license to market and use its technology.

                   The customer will pay $1,250 non-refundable, non-allocable fixed amount to the Company for the technology transfer. The customer will also pay minimum application fees on first level products of $1,250 for the first full calendar year, $4,500 for the second calendar year and $7,000 for the third calendar year of the agreement. For each calendar year after the third, the minimum application fees shall be 125% of the minimum application fees for the immediate prior calendar year.

                   In the event that the aggregate payments made in respect of the actual application fees on the first level products for any calendar quarter exceeds the minimum application fee for such calendar quarter and the customer has made a differential payment during the calendar year in which such calendar quarter falls, the customer shall be entitled to offset such differential payment against application fee payment on sale of first level products otherwise due under this paragraph during the same calendar year.

                   The customer may terminate this agreement at any time after January 1, 2001 effective 90 days after giving notice to the Company, provided that termination under this section shall not relive the customer of any obligation under the above two paragraphs to make payments for the entire calendar year in which such termination becomes effective, but the customer shall have no further obligation to pay any minimum application fees for any subsequent calendar year.

                   On January 1, 2002, the abovementioned contract was terminated and a new contract was signed between the parties. Under the new contract, the Company granted to the customer an exclusive license to market and use its technology for applications in respect of $250 for one year.

                   The Company recognized in respect of this contract, due to the technology transfer, $139 and $417 for the years ended December 31, 2000 and 2001, respectively. The Company also recognized in respect of this contract, due to the minimum application fees on first-level products for the first full calendar year, $1,667 for the year ended December 31, 2001.

              i.   Research and development costs:

                   Research and development costs are charged to the statement of operations, as incurred.

              j.   Income taxes:

                   The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards
                   (SFAS) 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

              k.   Concentrations of credit risk:

                   Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

                   Cash and cash equivalents are deposited in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTE 2:-      SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

                   The trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection.

                   The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

              l.   Fair value of financial instruments:

                   The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments:

                   The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, short-term bank credit, trade payables, other accounts payable approximate their fair value due to the short-term maturity of such instruments.

                   The carrying amount of the Company's long-term loan approximates its fair value. The fair value was estimated using discounted cash flows analyses, based on the Company's incremental borrowing rates for similar type of borrowing arrangements.

              m.   Accounting for stock-based compensation:

                   The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's share options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized. The pro forma disclosures required by SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), are provided in Note 8.

                   The Company applies SFAS No. 123 and EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees. SFAS No.123 requires use of an option valuation model to measure the fair value of the options on the date of grant.

              n.   Impact of recently issued accounting standards:

                   In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTE 2:-      SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

                   The Company will apply the new rule beginning in the first quarter of 2002, and it does not anticipate that adoption of the Statement will have a significant impact on the Company's financial position and results of operations.

                   In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Dispensed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a disposal of a segment of a business". FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company expects to adopt FAS 144 as of January 1, 2002 and it does not expect that the adoption of the Statement will have a significant impact on the Company's financial position and results of operations.


NOTE 3: -     OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES


                                                                              DECEMBER 31,
                                                                  ----------------------------------
                                                                       2001               2000
                                                                  ---------------    ---------------

              Government authorities                                    $  38              $  18
              Prepaid expenses and other                                  170                 26
                                                                   --------------     --------------

                                                                       $  208              $  44
                                                                   ==============     ==============


NOTE 4:-      PROPERTY AND EQUIPMENT

              Cost:
                 Computers and peripheral equipment                    $  266             $  138
                 Office furniture and equipment                            96                 15
                 Leasehold improvements                                   114                  1
                                                                   --------------     --------------

                                                                          476                154
                                                                   --------------     --------------
              Accumulated depreciation:
                 Computers and peripheral equipment                        68                 33
                 Office furniture and equipment                             8                  2
                 Leasehold improvements                                     1                  -
                                                                   --------------     --------------

                                                                           77                 35
                                                                   --------------     --------------

              Depreciated cost                                         $  399             $  119
                                                                    ==============    ==============

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)





NOTE 5:-      SHORT-TERM BANK CREDIT

                   As of December 31, 2001, the Company has an authorized line of credit in the amount of $150, which is denominated in dollars and bears annual interest at the rate of 9%.


NOTE 6:-      ACCRUED EXPENSES AND OTHER LIABILITIES

                                                         DECEMBER 31,
                                              ---------------------------------
                                                    2001               2000
                                              --------------     --------------

              Deferred revenues                  $  319             $  471
              Accrued expenses                      196                177
                                              --------------     --------------

                                                 $  515             $  648
                                              ==============     ==============


NOTE 7:-      LONG-TERM LOAN FROM RELATED PARTY

                   Inksure Ltd. received loans from Supercom Ltd., which are linked to the Israeli Consumer Price Index and bear 4% interest. The due dates of the loans have not yet been determined.




NOTE 8:-      COMMITMENTS AND CONTINGENT LIABILITIES

              a.   Lease commitments:

                   The Company and its subsidiary rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2002. The minimum rental payments under non-cancelable operating leases are as follows:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                          ------------------

                     2002                                          49
                                                          ==================

                   Total rent expenses for the years ended December 31, 1999, 2000 and 2001 were approximately $60, $60 and $70 respectively.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTE 8:-      COMMITMENTS AND CONTINGENT LIABILITIES (CONT.)

              b.   Charges and guarantees:

                   Various computers and peripheral equipment and motor vehicles of the Company are pledged at fixed charges in favor of various banks and financing institutions. The Company also has a floating charge on all of its assets in favor of a bank.

                   The Company obtained bank guarantees in the amount of $11 in order to secure a bank credit line.

              c.   Litigation:

                   On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel-Aviv-Jaffa against Supercom and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom;
                   (b) unjust enrichment of Supercom and InkSure Ltd.; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. Supercom and InkSure Ltd. have received a letter, dated February 14, 2002, from the law firm of Yossi Avraham & Co., which states that, based on the facts provided by Supercom and InkSure Ltd., the changes are good that a court would not grant the permanent injunction or award damages of a substantial amount in connection with the litigation.


NOTE 9:-      SHARE CAPITAL

              a.   Shareholders' rights:

                   The Ordinary shares confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company, and the right to receive dividends, if and when declared.

                   On May 8, 2000, the Company issued 5,000,000 shares and received $50. On November 30, 2001, the Company issued 709,066 shares and received $7.

              b.   Stock options:

                   On August 24, 2001, the Board of Directors of the Company adopted the 2001 Employee Stock Option Plan (the "Option Plan"). Under the Option Plan 600,000 shares have been reserved for issuance upon the exercise of options granted thereafter. The Option Plan will remain in effect until August 24, 2007. As of December 31, 2001, an aggregate of 130,170 options of the Company are still available for future grant.

                   The options become exercisable ratably over a period of up to four years, commencing with the date of grant. The options generally expire no later than five years from the date of grant. Any options, which are forfeited or not exercised before expiration, become available for future grants.

                   In connection with the grant of certain stock options to employees through December 31, 2001, the Company recorded deferred stock compensation of $219 for the aggregate differences between the respective exercise price of options at their dates of grant and the fair value of the Ordinary shares subject to such options. Such amount is presented as a reduction of shareholders' equity and is amortized ratably over the vesting period of the options.


                                                                         INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                   (FORMERLY: SHC INC.)



NOTE 9:-      SHARE CAPITAL (CONT.)

                     No compensation cost was recognized for the year ended December 31, 2001.

                     The options  outstanding as of December 31, 2001,  have been separated into ranges of exercise price as follows:

                                             OPTIONS         WEIGHTED                          OPTIONS
                                           OUTSTANDING        AVERAGE        WEIGHTED        EXERCISABLE        WEIGHTED
                                              AS OF          REMAINING       AVERAGE            AS OF            AVERAGE
                          EXERCISE         DECEMBER 31,     CONTRACTUAL      EXERCISE     DECEMBER 31, 2001     EXERCISE
                           PRICE               2001        LIFE (YEARS)       PRICE                               PRICE
                      ------------------  ---------------  --------------  -------------  ------------------  --------------

                           $ 0.5              300,480         $ 0.5            $ 0.5          300,480             $ 0.5
                           $ 0.8              152,250         $ 0.8            $ 0.8                -             $ -
                           $ 1.2               17,100         $ 1.2            $ 1.2                -             $ -
                                          ---------------                  -------------  ------------------

                                              469,830                          $ 0.6          300,480             $ 0.5
                                          ===============                  =============  ==================  ==============


NOTE 10:-     TAXES ON INCOME

              a. Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

                   The results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increase in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are presented in U.S. dollars. The difference between the annual change in the Israeli consumer price index and in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

              b.   Deferred income taxes:

                   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's and its subsidiaries' deferred tax liabilities and assets are as follows:



                                                                                             DECEMBER 31,
                                                                            -----------------------------------------------
                                                                                2001            2000             1999
                                                                            -------------   --------------   --------------

                     Operating loss carryforward                                 $  756          $  604           $  195
                     Reserves and allowances                                         17              11               15
                                                                             ------------    -------------    -------------

                     Net deferred tax asset before valuation
                       Allowance                                                    773             615              210
                     Valuation allowance                                           (773)           (615)            (210)
                                                                             ------------    -------------    -------------

                     Net deferred tax asset                                        $  -            $  -             $  -
                                                                             ============    =============    =============

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTE 10:-     TAXES ON INCOME (CONT.)

                   As of December 31, 2001, the Company and its subsidiaries have provided valuation allowances of $773, in respect of their tax loss carryforwards and other temporary differences, due to a history of losses and current uncertainty concerning its ability to realize these deferred tax assets in the future.

              c.   Net operating losses carryforward:

                   Inksure Ltd., a subsidiary of Inksure Inc. (a subsidiary) in Israel, has accumulated losses for tax purposes as of December 31, 2001, in the amount of approximately $3,023, which may be carried forward and offset against taxable income in the future for an indefinite period.


NOTE 11:-     FINANCIAL EXPENSES (INCOME)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------------------
                                                                             2001              2000              1999
                                                                        ---------------   ---------------   ---------------
              Financial expenses:
              Interest, bank charges and fees                                $  149            $  110             $  47
              Foreign currency translation differences                         (220)               31                 1
                                                                         --------------    --------------    --------------

                                                                             $  (71)           $  141             $  48
                                                                         ==============    ==============    ==============


NOTE 12:-     SUBSEQUENT EVENTS

              a. Supercom Ltd. sold part of its holdings in the Company to Elad Ink. LLC., a privately held investment Company for an amount of $1,000. In addition, Elad Inc. has directly invested $150 in the Company.

              b. In February 2002, the Company issued shares in return for an amount of $100 invested in the Company by a private investor.

              c. In March 2002, Supercom Ltd. had waived $1,480 of the loan that was given to Inksure Ltd. (see also note 7).


                              - - - - - - - - - - -

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)






                 INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                              (FORMERLY: SHC INC.)


                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS


                               AS OF JUNE 30, 2002


                                 IN U.S. DOLLARS




                                      INDEX




                                                                       PAGE
                                                                   -------------

CONSOLIDATED BALANCE SHEETS                                          C-21 - C-22

CONSOLIDATED STATEMENTS OF OPERATIONS                                    C-23

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY                        C-24

CONSOLIDATED STATEMENTS OF CASH FLOWS                                    C-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           C-26 - C-29




                              - - - - - - - - - - -




                                                                     INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                               (FORMERLY: SHC INC.)

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                             JUNE 30,                      DECEMBER 31,
                                                               --------------------------------------
                                                                     2002                 2001                 2001
                                                                                                        --------------------
                                                               --------------------------------------
                                                                             UNAUDITED
                                                               --------------------------------------

     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                      $      58             $      2            $       2
   Trade receivables                                                    432                   49                  312
   Other accounts receivable and prepaid expenses                       252                   38                  208
   Inventories                                                           61                   53                  213
                                                               ------------------   -----------------   --------------------

Total current assets                                                    803                  142                  735
                                                               ------------------   -----------------   --------------------


SEVERANCE PAY FUND                                                       65                   60                   68
                                                               ------------------   -----------------   --------------------

PROPERTY AND EQUIPMENT, NET                                             372                  176                  399
                                                               ------------------   -----------------   --------------------

Total assets                                                       $  1,240               $  378             $  1,202
                                                               ==================   =================   ====================




The accompanying notes are an integral part of the consolidated financial statements.




                                                                          INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                     (FORMERLY: SHC INC.)




CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AMOUNTS)

                                                                             JUNE 30,                      DECEMBER 31,
                                                               --------------------------------------
                                                                     2002                2001                  2001
                                                                                                        -----------------
                                                               --------------------------------------
                                                                             UNAUDITED
                                                               --------------------------------------
     LIABILITIES AND SHAREHOLDERS'
       DEFICIENCY

CURRENT LIABILITIES:
   Short-term bank credit                                          $    390            $    347            $    410
   Short-term loan from related party                                   200                   -                   -
   Trade payables                                                       207                 150                 326
   Employees and payroll accruals                                       146                 193                 192
   Accrued expenses and other liabilities                               274                 962                 515
                                                               -----------------   ------------------  --------------------

Total current liabilities                                             1,217               1,652               1,443
                                                               -----------------   ------------------  --------------------

LONG-TERM LIABILITIES:
   Long-term loan from related party                                      -               2,615               1,730
   Accrued severance pay                                                 74                  66                  85
                                                               -----------------   ------------------  --------------------

Total long-term liabilities                                              74               2,681               1,815
                                                               -----------------   ------------------  --------------------

REDEEMABLE PREFERRED A SHARES                                         1,150                   -                   -
                                                               -----------------   ------------------  --------------------

SHAREHOLDERS' DEFICIENCY:
   Share capital:
     Ordinary shares of $ 0.01 par value -
       Authorized: 10,000,000 shares as of June 30, 2001
and as of December 31, 2001 and 13,000,000 shares as of
June 30, 2002;  Issued and outstanding: 5,000,000 as of
June 30, 2001, 5,709,066 as of December 31, 2001 and
5,066,796 as of June 30, 2002
                                                                         51                  50                  57
   Receipts on account of shares                                          -                   -                 250
   Additional paid-in capital                                         2,008                   -                 991
   Deferred stock compensation                                          (61)                  -                 (61)
   Accumulated other comprehensive income                               118                 118                 118
   Accumulated deficit                                               (3,317)             (4,123)             (3,411)
                                                               -----------------   ------------------  --------------------

Total shareholders' deficiency                                       (1,201)             (3,955)             (2,056)
                                                               -----------------   ------------------  --------------------

Total liabilities and shareholders' deficiency                     $  1,240            $    378            $  1,202
                                                               =================   ==================  ====================

The accompanying notes are an integral part of the consolidated financial statements.

           August 19, 2002
---------------------------------------                                            ---------------------------------------
       Date of approval of the                                                                 Yaron Meerfeld
         financial statements                                                             Chief Executive Officer




                                                                          INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                     (FORMERLY: SHC INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS



                                                                         SIX MONTHS ENDED                 YEAR ENDED
                                                                             JUNE 30,                    DECEMBER 31,
                                                               -------------------------------------
                                                                     2002                2001                2001
                                                               -----------------   -----------------   -----------------
                                                                            UNAUDITED
                                                               -------------------------------------

Revenues                                                            $  1,884          $     235            $  1,770
Cost of revenues                                                         271                 15                  43
                                                               -----------------   -----------------   -----------------

Gross profit                                                           1,613                220               1,727
                                                               -----------------   -----------------   -----------------

Operating expenses:
   Research and development                                              330                456                 874
   Selling and marketing                                                 788                529                 751
   General and administrative                                            189                326                 573
                                                               -----------------   -----------------   -----------------

Total operating expenses                                               1,307              1,311               2,198
                                                               -----------------   -----------------   -----------------

Operating income (loss)                                                  306             (1,091)               (471)
Financial expenses (income), net                                          12                 21                 (71)
                                                               -----------------   -----------------   -----------------

Net income (loss)                                                   $    294          $  (1,112)          $    (400)
                                                               =================   =================   =================

Redeemable Preferred A shares deemed dividend                       $   (200)      $          -         $         -
                                                               -----------------   -----------------   -----------------

Net income (loss) to shareholders of Ordinary shares               $      94          $  (1,112)          $    (400)
                                                               =================   =================   =================




The accompanying notes are an integral part of the consolidated financial statements.



                                                                          INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                     (FORMERLY: SHC INC.)



STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY
-------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                            RECEIPTS                             ACCUMULATED
                                               ON      ADDITIONAL   DEFERRED       OTHER                     TOTAL
                                   ORDINARY ACCOUNT     PAID-IN      STOCK      COMPREHENSIVE ACCUMULATED  SHAREHOLDERS'
                                   SHARES   OF SHARES   CAPITAL    COMPENSATION    INCOME       DEFICIT    DEFICIENCY
                                   -------- ---------- ----------- ------------  ------------ ------------ -------------

Balance as of January 1, 2001      $   50   $          $           $      -      $     118     $  (3,011)   $  (2,843)
                                                    -          -
  Issuance of Ordinary shares           7           -          -          -              -             -            7
  Deferred stock compensation           -           -         61        (61)             -             -            -
  Receipts on account of shares         -         250          -          -              -             -          250
  In respect of transactions
   between the                          -           -        930          -              -             -          930
   Company and Supercom Ltd.
  Net loss                              -           -          -          -              -          (400)        (400)
                                   -------- ---------- ----------- ------------- ----------- ------------  -----------

Balance as of December 31, 2001        57         250        991        (61)           118        (3,411)      (2,056)

  Issuance of Ordinary shares           5        (250)       326          -              -             -           81
  In respect of transactions
   between the                          -           -      1,480          -              -             -        1,480
   Company and Supercom Ltd.
  Deemed dividend upon
    conversion of
    Ordinary shares to Redeemable       -           -        200          -              -          (200)           -
    Preferred A shares
  Conversion of Ordinary shares
   into Redeemable Preferred          (11)          -       (989)         -              -             -       (1,000)
   A shares
  Net income                            -           -          -          -              -           294          294
                                   -------- ---------- ----------- -------------- ---------- ------------ -----------
Balance as of June 30, 2002         $  51   $           $  2,008    $   (61)      $    118     $  (3,317) $  (1,201)
  (unaudited)                      ======== ========== =========== ============== ========== ============ ===========




The accompanying notes are an integral part of the consolidated financial statements.




                                                                          INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                                     (FORMERLY: SHC INC.)


CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                         SIX MONTHS ENDED                 YEAR ENDED
                                                                             JUNE 30,                    DECEMBER 31,
                                                               -------------------------------------
                                                                     2002                2001                2001
                                                               -----------------   -----------------   -----------------
                                                                            UNAUDITED
                                                               -------------------------------------
Cash flows from operating activities:
Net income (loss)                                                   $    294          $  (1,112)          $   (400)
Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
   Depreciation                                                           34                 18                 42
   Accrued severance pay, net                                             (8)                 -                 11
   Increase in trade receivables                                        (120)               (49)              (312)
   Decrease (increase) in other accounts receivable and
     prepaid expenses                                                    (44)                 6               (164)
   Decrease (increase) in inventories                                    152                314               (213)
   Increase (decrease) in trade payables                                (119)               (53)               177
   Increase (decrease) in employees and payroll accruals                 (46)                 1                 75
   Increase (decrease) in accrued expenses and other
     liabilities                                                        (241)                76               (133)
                                                               -----------------   -----------------   -----------------

Net cash used in operating activities                                    (98)              (799)              (917)
                                                               -----------------   -----------------   -----------------

Cash flows from investing activities:
Purchase of property and equipment                                        (7)               (75)              (129)
                                                               -----------------   -----------------   -----------------

Net cash used in investing activities                                     (7)               (75)              (129)
                                                               -----------------   -----------------   -----------------

Cash flows from financing activities:
Short-term bank credit, net                                              (20)               347               410
Proceeds from long-term loans                                              -                373               225
Proceeds from issuance of Ordinary shares, net of
expenses                                                                  81                  -                 7
Proceeds from issuance of Redeemable Preferred A shares                  150                  -               250
Principal payment of long-term loans                                     (50)                 -                 -
                                                               -----------------   -----------------   -----------------

Net cash provided by financing activities                                161                720               892
                                                               -----------------   -----------------   -----------------

Increase (decrease) in cash and cash equivalents                          56               (154)             (154)
Cash and cash equivalents at the beginning of the period                   2                156               156
                                                               -----------------   -----------------   -----------------

Cash and cash equivalents at the end of the period                 $      58        $         2        $        2
                                                               =================   =================   =================

Non-cash transactions:
In respect of transactions between the Company and
Supercom Ltd.                                                       $  1,480        $         -          $    930
                                                               =================   =================   =================

Conversion of Ordinary shares into Redeemable Preferred
A shares                                                            $  1,000        $         -        $        -
                                                               =================   =================   =================
Supplemental disclosure of cash flows information:
Cash paid during the period for:
   Interest                                                        $      21          $      13          $     25
                                                               =================   =================   =================

The accompanying notes are an integral part of the consolidated financial statements.


                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

NOTE 1:-      GENERAL

              a. Inksure Technologies Inc. (Formerly: SHC Inc.) ("the Company") was incorporated in Delaware in the United States on May 8, 2000. The Company is a subsidiary of Supercom Ltd. ("the parent company") (see also note 5d), an Israeli company listed on the NASDAQ Europe that serves as a holding company for the companies operating in the United States. The Company holds two subsidiaries as of June 30, 2002 (one of the subsidiaries, Inksure RF Inc., is inactive).

              b. Inksure Inc., a subsidiary which was established in May 2000, in Delaware in the United States, develops, markets and customizes security technologies that verify and protect data and product authenticity by using coded ink, recognized by special decoders, to mark variable data and personalized documents and products using digital and impact printing. The Company has also developed a new technology, combining secured digital printing with the power of the Internet, to provide Tracking, Tracing and Authentication (TT&A) for brand protection. Inksure's security solutions are used for financial documents, labels and packaging, government ID documents, transportation, tickets and access control, as well as for CD and DVD authentication.


NOTE 2:-      SIGNIFICANT ACCOUNTING POLICIES

              a. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

              b. The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2001 are applied consistently in these financial statements.

              c. For further information refer to the consolidated financial statements as of December 31, 2001.

              d.   Reclassification:

                   Certain amounts from the prior year have been reclassified to conform to the current year's presentation. The reclassification had no effect on previously reported net loss, total shareholders' equity or cash flows.


NOTE 3:-      UNAUDITED INTERIM FINANCIAL STATEMENTS

              The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


NOTE 4:-      ISSUANCE OF REDEEMABLE PREFERRED A SHARES

              In March 2002, the Company authorized the issuance of up to 2,000,000 Redeemable Preferred A shares, converted 1,141,553 Ordinary shares into 1,141,553 Redeemable Preferred A shares and issued 171,232 Redeemable Preferred A shares, in consideration of $150.

              The Company recorded deemed dividend at the amount of $200, which was calculated as the difference between the fair value of the Redeemable Preferred A shares and the fair value of the Ordinary shares at the date of conversion. The deemed dividend decreases the net income applicable to Ordinary shares for the period ended June 30, 2002, without any effect on total shareholders' deficiency.

              The Redeemable Preferred A shares confer the following rights: in the event of any liquidation, sale, merger, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Redeemable Preferred A shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary shares, an amount equal to the sum of $0.876 for each share of Redeemable Preferred A shares then held by such holder plus any accrued or declared but unpaid dividends on such share.

              Unless otherwise agreed by the holders of a majority of the then outstanding shares of Redeemable Preferred A shares, the Company shall be required to redeem from any source of funds legally available therefor (without limiting any obligation of Supercom Ltd. ("Supercom") pursuant to the Redeemable Preferred A Share Purchase Agreement) all shares of Redeemable Preferred A shares if, prior to July 31, 2002, there shall be consummated a Change of Control of Supercom. The Company shall effect the redemption by paying in cash an amount per share equal to the Liquidation Preference Amount. For purposes of redemption right, a Change of Control of Supercom shall be deemed to be occasioned by (A) any transaction or series of transactions that results in the disposition to a single person or group of affiliated persons of greater than fifty percent (50%) of the voting power of Supercom,
              (B) any acquisition of Supercom effected by means of merger, consolidation, share exchange or other form of corporate reorganization in which outstanding shares of Supercom are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its affiliate, other than any such transaction undertaken solely for the purpose of reincorporating Supercom in a different jurisdiction, or (C) a sale of all or substantially all of the assets of the Company.

              The holders of Redeemable Preferred A shares shall be entitled to vote together with the holders of the Ordinary shares as a single class, at any annual or special meeting of shareholders of the Company, with respect to any action to be approved by written consent in the same manner as holders of Ordinary shares.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)




NOTES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


NOTE 4:-      ISSUANCE OF REDEEMABLE PREFERRED A SHARES (CONT.)

              Each Redeemable Preferred A share shall be converted at the option of the holder thereof, into the number of fully paid and non-assessable Ordinary shares, as is determined by dividing the "Conversion Value" per share in effect for the Redeemable Preferred A shares at the time of conversion by the "Conversion Price" per share for the Redeemable Preferred A shares. The number of Ordinary shares into which each Redeemable Preferred A share is convertible is hereinafter collectively referred to as the "Conversion Rate". The initial Conversion Price per Redeemable Preferred A share shall be $0.876. The initial Conversion Price of the Redeemable Preferred A share shall be subject to adjustment, as stipulated in the agreement. The Conversion Value per Redeemable Preferred A share shall be $0.876. Any accrued or declared but unpaid dividends on the shares of Redeemable Preferred A shares may, at the option of the holder thereof, be paid in cash or be converted into the number of Ordinary shares equal to the amount of the accrued or declared-but-unpaid dividends, divided by the Conversion Price per Redeemable Preferred A share.

              In the event that the Company, subsequent to the issuance of the Redeemable Preferred A shares, shall issue additional Ordinary shares for a consideration per share of less than the Conversion Price for the Redeemable Preferred A shares, then the Conversion Price shall be reduced, for the Redeemable Preferred A shares, to a price determined by dividing (1) the consideration received by the Company for the total number of additional Ordinary shares so issued by (2) the number of such additional Ordinary shares so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all Redeemable Preferred A shares and all Convertible Securities had been fully converted into Ordinary shares immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into Ordinary shares, if so convertible), as of such date.

              As of July 31, 2002, all Redeemable Preferred A shares were converted on a one-to-one basis into Ordinary shares.


NOTE 5:-      SHARE CAPITAL

              a. In February 2002, the Company issued shares in return for an amount of $100 invested in the Company by a private investor.

              b. In March 2002, Supercom Ltd. sold part of its holdings in the Company to Elad Ink. LLC., a privately held investment Company for an amount of $1,000. In addition, Elad Inc. has directly invested $150 in the Company.

              c. In March 2002, Supercom Ltd. had waived $1,480 of the loan that was given to Inksure Ltd.

              d. On July 8, 2002, the Company closed the first round of its private placement of 2,531,065 Ordinary shares and of 885,865 five-year warrants to purchase Ordinary shares, and gross proceeds of $4,075.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)



NOTES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


NOTE 5:-      SHARE CAPITAL (CONT.)

                   On July 31, 2002, the Company closed the second round of its private placement of 1,319,880 Ordinary shares and of 461,954 five-year warrants to purchase Ordinary shares, and raised gross proceeds of $2,125.

                   In connection with the placement, the Company issued to Commonwealth Associates five-year warrants to purchase Ordinary Shares equal to 10% of the total number of Ordinary Shares and warrants sold in the placement. Commonwealth Associates received 519,876 warrants at an exercise price of $1.61 per share.

                   As a result of the private placement, Supercom Ltd. holdings in the Company were diluted to 23.4% on a fully diluted basis.





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                                      C-29